UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Cascade Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1100 N.W. Wall Street
Bend, Oregon 97701

March 19, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Tuesday, April 27, 2004 at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and Officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to appropriate shareholder questions.

Enclosed are the Company’s Annual Report and Form10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL USING THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE.

Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

Gregory D. Newton
Secretary

CASCADE BANCORP
1100 NW Wall Street
Bend, Oregon 97701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held at Bend Golf and Country Club
On April 27, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) will be held on:

Tuesday, April 27, 2004 5:30 p.m., Local Time Bend Golf and Country Club 61045 Country Club Drive, Bend, Oregon.

A Proxy and Proxy Statement for the Meeting are enclosed herewith.

The Meeting is for the purpose of considering and acting upon:

Item 1.	The election of two continuing directors and one new director of the Company; and

Item 2.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Only shareholders of record at the close of business on March 1, 2004 are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

We urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

Gregory D. Newton
SECRETARY

Bend, Oregon
March 19, 2004

STOCK PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative shareholder return on the Company’s common stock during the five years ended December 31, 2003 with: (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1998, in the Company’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Cascade Bancorp	100.00	80.21	89.06	130.80	171.20	243.16
NASDAQ - Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL NASDAQ Bank Index	100.00	96.08	110.92	120.73	124.18	160.28
Cascade Bancorp Peer Group*	100.00	96.03	73.64	96.06	118.92	170.94

*	Cascade Bancorp’s Peer Group consists of publicly traded commercial banks headquartered in Oregon, Washington, and Idaho (the peer group excludes Cascade Bancorp)

PROXY STATEMENT
OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 27, 2004

This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about March 19, 2004, for use in connection with the solicitation of proxies by the Board of Directors of Cascade Bancorp (the “Company”), a financial holding company, to be used at the 2004 Annual Meeting of Shareholders of the Company (hereinafter called the “Meeting”) which will be held on Tuesday, April 27, 2004, at 5:30 p.m., Local Time, at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon 97702, or at any adjournment or adjournments thereof.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them at any time prior to exercise. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. A proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below and, with respect to other proposals, as recommended by the Board of Directors. The mere presence of a shareholder at the meeting will not revoke a proxy. The presence, in person or by proxy, of a simple majority of the total number of shares of Common Stock outstanding will be necessary to constitute a quorum at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shareholders of record as of the close of business on March 1, 2004 are entitled to one vote for each share held. As of March 1, 2004, the Company had 13,266,378 shares of Common Stock issued and outstanding. The Company did not have any other class of equity securities outstanding on the record date. A simple majority of the total shares voted in person or by proxy is required to elect directors and ratify or approve any other items being voted on, provided that a quorum of the shares is represented.

Persons and groups who beneficially own in excess of 5 percent of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended, with the Company and the Federal Deposit Insurance Corporation. Based on such reports, management knows of no person who owned more than 5 percent of the outstanding shares of Common Stock as of March 1, 2004.

The following table sets forth, as of March 1, 2004, certain information as to the shares of Common Stock beneficially owned by all executive officers and directors as a group.

	Beneficial Ownership(1)		% of Shares Outstanding
All Executive Officers and Directors as a Group (15 persons)	1,166,247	(2)(3)	8.79%

(1)	Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals’ spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.
(2)	Includes 426,419 shares of common stock subject to outstanding stock options, which are exercisable within 60 days of March 1, 2004. Such options were granted under the Company’s 1994 Incentive Stock Option Plan and the 2002 Equity Incentive Plan. See “Benefits — Stock Option Plans.” Also includes 27,977 shares held in the Company’s 401(k) Profit Sharing Plan. See “Benefits — 401(k) Profit Sharing Plan.”
(3)	Includes 255,072 shares of common stock beneficially owned by retiring director L.A. Swarens.

ITEM 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven directors, who are divided into three classes. Through its nominating committee, the Board of Directors has nominated each of the following persons for election as directors to serve through the date of the Annual Meeting of Shareholders in the year indicated. In anticipation of L.A. Swarens retirement effective as of the Meeting date, Mr. Hewitt is nominated as a new director to fill the vacancy.

Gary L. Hoffman, continuing director, term to expire 2007
Patricia L. Moss, continuing director, term to expire 2007
Henry H. Hewitt, new director, term to expire 2006

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees for the term specified. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of directors knows of no reason why any nominee might be unavailable to serve.

The by-laws of the Company do not allow nominations from the floor at the annual meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Nominating Committee of the Board of Directors as outlined under “shareholder communications with the board of directors.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE

INFORMATION WITH RESPECT TO NOMINEES AND
DIRECTORS WHOSE TERMS CONTINUE

The following table sets forth the name of the nominees for election as director and those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each current director’s age, the year he or she first became a director, and the number of shares of the Company’s Common Stock beneficially owned as of March 1, 2004.

Director’s Name	Age	Year First Elected Director	Term to Expire		Shares of Common Stock	Stock Options Exercisable	Shares held in 401(k) Plan	Total Shares of Common Stock Owned	Percent of Class
Gary L. Capps	68	1978	2005		80,659	2,250	—	82,909	0.62%
James E. Petersen	63	1986	2005		66,802	2,250	—	69,052	0.52%
Ryan R. Patrick	48	1998	2005		13,680	2,250	—	15,930	0.09%
Jerol E. Andres	60	1993	2006		11,660	2,250	—	13,910	0.10%
Henry H. Hewitt	62	2004	2006	(1)	2,000	—	—	2,000	0.02%
Gary L. Hoffman	63	1984	2007	(1)	97,681	2,250	—	99,931	0.75%
Patricia L. Moss	50	1993	2007	(1)	79,315	117,543	9,782	206,640	1.56%

(1)     Assuming the individual is elected.

The principal occupation of each director of the Company for the last five years is set forth below. Each director resides in the State of Oregon, with the exception of director Hoffman who resides in the State of Washington.

Jerol E. Andres.    Mr. Andres was elected as a director in 1993. Since 1988 Mr. Andres has served as CEO and President of Eagle Crest, Inc., a Central Oregon real estate development and resort. He is also a Director of Central Oregon Independent Health Services Corporation.

Gary L. Capps.    Mr. Capps was elected as a director in 1978. Mr. Capps has served as Chairman of the Board since 1984. Mr. Capps served as Executive Director of the Bend Chamber of Commerce and is currently an owner of Century 21 Gold Country Realty.

Henry H. Hewitt.    Mr. Hewitt was referred to the Company as a director candidate by several parties including a shareholder, a customer and a director and was nominated by the Board of Directors to stand for election as a new independent director of the Company in 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and has served as its Chairman from 1989 until 1998 and from 2001 to the present. His practice emphasizes general business advice, acquisitions, financings, and strategic planning. During a leave of absence from Stoel Rives in 1999, Mr. Hewitt served as EVP of finance and administration for PacifiCorp. He is a current member of the boards of directors of Hampton Affiliates, Columbia Forest Products, and PPM Energy, Inc. He currently serves on various not-for-profit boards and /or trustee positions including Oregon Health and Science University (OHSU) and Willamette University (chairman, 1995-2003).

Gary L. Hoffman, M.D.    Dr. Hoffman was elected as a director in 1984. Dr. Hoffman has served as Vice Chairman of the Board since 2000 and is chairman of the Audit Committee. Dr. Hoffman is a partner in the Bend Surgery Center, principal of Deschutes Medical Products, Inc. and President of Grand Yachts Northwest, LTD. He practiced surgery at Bend Memorial Clinic from 1975 to 2000.

Patricia L. Moss.    Ms. Moss was elected as a director in 1993. Ms. Moss currently serves as CEO of the Bank and President & CEO of the Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company. From 1987 to 1998 Mrs. Moss previously served as Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Secretary to the Board of Directors. She joined the Bank at its inception and has over 27 years of banking experience. She is also a director of MDU Resources Group (MDU), The Aquilla Tax Free Fund of Oregon, and Central Oregon Independent Health Services Corporation.

Ryan R. Patrick, CPA.    Mr. Patrick was elected as a director in 1998. Mr. Patrick is currently a partner in the firm Patrick Casey & Co. LLP. From 1989 to 2000 Mr. Patrick was a partner in the certified public accounting firm Harrigan, Patrick, Price and Co. LLP. His experience includes business and tax consultation services for a wide range of clients including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a director of Cascade Health Care Community which operates St. Charles Medical Centers in both Bend and Redmond.

James E. Petersen.    Mr. Petersen was elected as a director in 1986. Mr. Petersen also serves as Assistant Secretary. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. He is a director and chair of Cascade Health Care Community which operates St. Charles Medical Centers in both Bend and Redmond. He also serves on the board of and is general counsel to Advanced Power Technology Inc., a public company located in Bend.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITES

Board of Directors Composition and Leadership

The Board of Directors currently consists of seven directors. A substantial majority of the Board are independent directors. A director is independent when he or she has no material relationship with the Company, other than as a director. In February 2004, the Board determined that six of the seven members are independent. With the exception of the Chief Executive Officer, all directors are non-management directors. The Board of Directors currently plans twelve full Board meetings each year and meets in sessions exclusive of management directors a minimum of twice each year. New Directors are expected to acquire a minimum of 1,000 shares in the Company early in their tenure as a director.

Responsibilities of the Board of Directors

Each director has a responsibility to discharge his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. The Board of Directors have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board has the authority to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

Directors are expected to attend the annual meeting of shareholders and scheduled board meetings in person. Management is expected to provide directors an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Directors are expected to arrive at each meeting of the Board and each committee on which he or she serves having reviewed the materials for the meeting and fully prepared to take an active and effective part in the meeting.

During the year, the Company’s Board of Directors met twelve times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by committees on which he or she served. All directors attended the Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

Members of the Board of Directors (excluding management directors) receive a fee of $2,000 for each monthly Board meeting. The Chairman of the Board receives $2,500 for each monthly Board meeting. In addition, Directors receive $50 for attendance at each Director Loan Committee meeting, $500 for Audit Committee and $250 for other committee meetings. Directors may defer all or a portion of their fees into a deferred compensation arrangement whereby the deferred fees earn interest until retirement at a competitive long term interest rate (6.5% as of 2003). In 2003, the Directors were each granted Non-Qualified Stock Options to purchase 1,500 shares at a strike price of $14.18 which was the market value at date of grant. In addition, and upon retirement, certain tenured directors may receive director fee continuation payments that approximate their current fee for a period of 10 years. This program has been discontinued for future directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has designated the following Committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee, Director Loan Committee, and Trust and Private Financial Services Committee.

The Compensation Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All directors except Moss currently serve on the Compensation Committee. The Committee provides assistance to the board by discharging its responsibilities relating to the compensation of the Company’s executives and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The committee meets at least annually on an as-needed basis and met 2 times during the 2003 fiscal year.

The Audit Committee consists of three or more directors who are determined to be independent for audit committee purposes as defined by the NASDAQ Listing Standards. The Committee currently consists of Hoffman, Capps and Patrick. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system; review and appraise the audit effort of the Company’s independent accountants and internal auditing department, maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department. The Audit Committee met 5 times during the 2003 fiscal year. The Audit Committee Charter is attached as Appendix A.

The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All Directors except Moss currently serve on the Nominating and Corporate Governance Committee. The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of directors.

The Director’s Loan Committee consists of any two non-management members of the Board. The President may be a Committee member when only one non-management member of the board is available. The Executive Officers are part of Loan Committee, which must approve all loans prior to Director’s Loan Committee. Directors must reach a unanimous decision for approval of any specific loan. Director’s Loan committee meetings are scheduled on an as needed basis. There were approximately 44 director loan committee meetings during the 2003 fiscal year.

The Trust & Private Financial Services Committee consists of Petersen, Patrick and Moss. The Committee provides general oversight of the Trust Department of the Bank and its non-bank investment product activities. The Committee approves Trust Department policies, including the acceptance of trust assignments and the types of investments to be made with trust funds. The Trust Committee met 4 times during the 2003 fiscal year.

COMPENSATION COMMITTEE REPORT

This report describes, in general terms, the Company’s compensation philosophy and the process the Committee undertakes and the matters it considers in determining the appropriate compensation strategy for the Company, including for the executive officers who are named in the enclosed Summary Compensation Table (the “Named Executives”).

The Committee believes that attracting and retaining highly qualified executive officers and other personnel through competitive compensation arrangements is a strategic advantage that enhances long-term shareholder value. Compensation programs emphasize rewards for outstanding contributions to the Company’s growth and success, and align incentives with the best interests of the Company’s shareholders.

    Compensation Philosophy:

•	To attract and retain highly qualified personnel by maintaining competitive compensation packages;

•	To motivate personnel to achieve and sustain high performance levels that contribute to long-term shareholder value;

•	To establish compensation packages wherein a significant portion of executive and senior officer compensation is dependent upon the Company’s strong and sustained financial performance.

    Executive Compensation:

The Compensation Committee hires and utilizes an independent compensation consultant to assist in its development, assessment and deliberations with respect to executive compensation programs. The consultant facilitates the collection and analysis of peer group compensation survey data and provides expertise and other market-based input regarding executive compensation. The Committee analyzed the current and historical bank financial performance results of Cascade Bancorp as compared to the banking industry and peer group. The Committee observed that the relative performance of Cascade Bancorp has been sustained at very high levels compared to the industry and peer bank group. Accordingly, it concluded that in order to retain, reward and motivate executives, total compensation (including salary, bonus, and equity interests) should be benchmarked against the 75th percentile of comparable peer bank compensation. The Committee further determined that total compensation should include a substantial component of variable pay that would provide ongoing incentives to continue the Company’s premier performance. This variable component would produce a higher level of total executive compensation when positive performance is achieved, but would also limit compensation under a situation of less satisfactory financial performance. Thus, the Committee adopted a competitive base salary benchmark in a range of the 50th to 65th percentile, the balance of compensation being in the form of variable pay linked to relative achievement of profitability targets.

The elements of the Company’s compensation of executive officers include: (1) annual cash compensation in the form of base salary and incentive bonuses, (2) long-term incentive compensation in the form of Salary Continuation Agreements, (3) long-term incentive compensation in the form of stock options granted under the Company’s 1994 Incentive Stock Option Plan and the 2002 Equity Incentive Plan; and (4) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer contributions under the Company’s 401(k) Profit Sharing Plan. Annual bonus and incentive stock options are awarded to executive officers and key employees based upon a percentage achievement of targeted Company financial and growth goals as established annually by the Board. Such targets are believed to be long term determinants of shareholder value, including net income, earnings per share and return on equity.

COMPENSATION COMMITTEE
Gary L. Capps, Chair
Jerol E. Andres
Gary L. Hoffman, M.D.
Ryan R. Patrick, CPA

DESCRIPTION OF COMPENSATION AND BENEFIT PLANS

Bonus Plan.    The Company believes that an incentive bonus based on earnings motivates management/officers to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. The management incentive bonus program is at the discretion of the Board. Specific programs are developed by management and are approved annually by the Board of Directors.

Stock Option Plan.    On December 17, 2001, the Board of Directors (“Board”) adopted the 2002 Incentive Stock Option Plan (the “2002 Plan”) and the 2002 Plan was approved by shareholders at the Company’s 2002 Annual Shareholders Meeting. On January 20, 2003, the Board approved the First Amendment to the 2002 Plan and such amendments were approved by shareholders at the Company’s 2003 Annual Shareholders Meeting. The amendments to the 2002 Plan added Restricted Stock and changed the name of the plan to the “2002 Equity Incentive Plan” (“Plan”). Prior to this, the Company had in effect an incentive stock option plan since 1994.

The purpose of the Plan is to promote the long-term interest of the Company, its subsidiaries and its shareholders by providing a means whereby key employees and directors of the Company who contribute materially to the success and profitability of the Company may be granted either Restricted Stock or incentive and/or nonqualified stock options to purchase the Common Stock of the Company. The grants recognize and reward outstanding individual performances and contributions and give such persons a proprietary interest in the Company, enhancing their personal interest in Cascade’s continued success and performance. The Plan enables the Company and its subsidiaries to attract and retain key employees and qualified corporate directors.

The Board of directors believes that employees and directors who own shares of the Company’s common stock have a closer identification with the Company and greater motivation to work for the Company’s success by reason of their ability as shareholders to participate in the Company’s growth and earnings.

The option price of the ISO’s (grant price of the Restricted Stock) is the fair market value at the date of grant and the option price of NSO’s is to be at a price not less than 85% of fair market value at the date of grant. All of the Company’s options have historically been granted at 100% of market value. All options expire after a period of ten years. Generally, options become exercisable in varying amounts based on years of employee service and/or vesting schedules in the manner and at the time or times specified by the Compensation Committee at the time of grant. The vesting of Restricted Stock is based on the Board’s discretion and may be performance and/or time based. As of December 31, 2003, ISO’s for 764,329 shares were outstanding at option prices ranging from $1.27 to $16.00 per share, and NSO’s for 49,912 shares were outstanding at option prices ranging from $3.66 to $14.61and 478,366 shares remained available for future grant.

401(k) Profit Sharing Plan.    The purpose of the Employees’ 401(k) Profit Sharing Plan (the Plan) is to reward eligible employees for long and loyal service, and to provide incentives to employees that encourage employment retention and participation in the growth and increased profitability of the Company. Employees who are 18 years of age become eligible to participate upon completion of (6) months or 1,000 hours of service. Per IRS guidelines, employees may contribute up to 100% of their salary to the Plan on a pre-tax basis. Annually, a profit sharing amount is established at the discretion of the Board. A portion of this amount is set aside to match employee contributions to the Plan up to 6% of the amount of the employee’s base salary. The balance of the profit sharing amount is distributed at the discretion of management as (1) a discretionary contribution to the Plan and/or (2) as a distribution to eligible employees who may elect to receive cash and/or defer to their 401K retirement account. Employees are 100% vested in their contribution to the Plan and are fully vested in the Company’s contributions under the Plan after five years of service to the Company. Employees are entitled to withdraw funds from the Plan upon retirement, death, disability, termination of employment, or in the case of certain defined instances of hardship. In addition, 401(k) participants are permitted to apply for and, with approval, borrow funds against 50% of the vested balance of their account through a loan program within the 401(k) Profit Sharing Plan.

Other Benefit Plans.    The Bank has deferred compensation plans for the Board and certain key executives and managers, a salary continuation plan for certain key executives and a fee continuation plan for the Board. In accordance with the provisions of the deferred compensation plans, participants can elect to defer portions of their annual compensation or fees. The deferred compensation plus interest is generally payable upon termination in either a lump sum or monthly installments.

The salary continuation plan for certain key executives and managers and the fee continuation plan for the Board, provide defined benefits to the participants upon termination. The defined benefits for the key executives and the Board are for periods of fifteen years and ten years, respectively. The benefits are subject to certain vesting requirements and vested amounts are generally payable upon termination in either a lump sum or monthly installments.

The plans also include death benefit provisions for certain participants. To assist in the funding of the plans, the Bank has purchased life insurance policies on most of the participants for which the Bank is named as beneficiary. The cash surrender value of these policies at December 31, 2003 was approximately $8.6 million. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. Interest is earned on the insurance policies to substantially offset the ongoing annual expense of the salary continuation and fee continuation plans.

EXECUTIVE COMPENSATION

The following table sets forth all compensation received from the Company for the three fiscal years ended December 31, 2003, by the Company’s Chief Executive Officer and the four most highly paid executive officers who were serving as executive officers at the end of 2003.

Summary Compensation Table

			Annual compensation		Long-term Compensation Awards
Name and Principal Position	Age	Year	Salary(1)	Bonus	Number of securities underlying options(#)(2)	All other Compensation(3)
Patricia L. Moss	50	2003	$260,000	$265,709	25,840	$76,442
President & CEO,		2002	260,000	271,881	13,500	72,208
Cascade Bancorp/ CEO, Bank of the Cascades/Director		2001	230,000	147,877	10,800	73,259

Michael J. Delvin	55	2003	$177,000	$156,475	13,077	$49,068
Executive Vice President & COO/		2002	169,500	156,456	9,000	46,917
Cascade Bancorp/President & COO/Bank of the Cascades		2001	146,833	87,906	9,000	38,146

Gregory D. Newton	52	2003	$142,000	$118,745	9,762	$34,257
Executive Vice President/		2002	130,000	118,190	6,750	32,520
Chief Financial Officer/		2001	119,000	64,489	7,200	28,241
Secretary

Frank R. Weis	53	2003	$122,000	$110,745	7,951	$32,222
Executive Vice President/		2002	112,000	110,140	6,000	31,301
Credit Administrator		2001	100,000	58,338	7,200	26,912

Peggy L. Biss	45	2003	$120,000	$109,945	7,880	$23,844
Executive Vice President/		2002	110,000	109,440	6,000	23,379
Human Resources		2001	98,000	57,638	7,200	21,719

(1)	Includes amounts contributed by the named executive officer to the deferred compensation plan and 401(k) profit sharing plan.
(2)	Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.
(3)	Consists of the Company’s contributions to the 401(k) profit sharing plan and accrued earnings related to the salary continuation plan for the benefit of the named executive officers. See “Benefits — 401(k) Profit Sharing Plan and Other Benefit Plans.

CONTINGENT COMPENSATION AGREEMENTS

The Company has entered into change of control agreements with the officers listed in the Executive Compensation table. In the event of a change of control and a material adverse change in employment within one year of the change of control, the agreements pay an amount equal to a percentage of the “annualized includable compensation for the base period” as that term is defined in Section 280(G)(d) of the internal Revenue Code of 1986 as amended (“Code”) or any successor section. The agreements also provide for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, each officer shall become one hundred percent (100%) vested as to all stock options. The change of control provisions in the agreement for Moss pays an amount equal to two and one-half (2-1/2) times, Delvin pays an amount equal to two (2) times, Weis, Newton and Biss pay one and one-half (1-1/2) times.

STOCK OPTIONS

The following table sets forth information regarding options for the purchase of the Company’s Common Stock, which were granted during 2003 to the executive officers named in the Executive Compensation summary table.

Option Grants in Fiscal 2003

	Individual Grants
					Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted	% of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	5%	10%
Patricia L. Moss	25,840	14.5%	$14.18	01/21/2013	$242,770	$603,531
Michael J. Delvin	13,077	7.3%	$14.18	01/21/2013	$122,860	$305,432
Gregory D. Newton	9,762	5.5%	$14.18	01/21/2013	$91,715	$228,006
Frank R. Weis	7,951	4.5%	$14.18	01/21/2013	$74,700	$185,707
Peggy L. Biss	7,880	4.4%	$14.18	01/21/2013	$74,033	$184,049

The following table sets forth information regarding option holdings for the year ended December 31, 2003 with respect to the executive officers named in the Executive Compensation summary table.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of unexercised Options at FY-End(#)		Value of unexercised in-the-money Options at FY-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patricia L. Moss	11,943	$154,363	137,304	12,840	$1,749,379	$65,291
Mike Delvin	—	—	44,390	6,577	$438,151	$33,444
Gregory D. Newton	—	—	46,940	4,762	$482,618	$24,215
Frank R. Weis	9,137	$116,771	63,901	3,951	$788,531	$20,091
Peggy L. Biss	6,898	$88,881	74,680	3,880	$976,193	$19,730

(1)	On December 31, 2003, the fair market value of the Company’s Common Stock was $19.29. For purposes of the foregoing table, stock options with an exercise price less than the fair market value are considered to be “in-the-money” and are considered to have a value equal to the difference between the fair market value and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consists of three outside directors, each of whom is determined to be independent for audit committee purposes as defined by the NASDAQ Listing Standards. The Board of Directors has affirmed that each member of the Audit Committee has no material relationship with the Company that would jeopardize the directors ability to exercise independent judgment. The Committee operates under a written charter adopted by the Board of Directors which is attached as appendix A. Committee members include independent directors Gary Hoffman (Chair), Gary Capps and Ryan Patrick, CPA. Director Patrick has been determined to be qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K.

The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, review and appraise the audit effort of the Company’s independent accountants and internal auditing department, maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to the Company, as prescribed by the Sarbanes-Oxley Act of 2002, thus payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that the Company must provide to it, and has determined that such amounts are sufficient to carry out its duties.

With respect to the year ended December 31, 2003, in addition to its other work, the Committee:

•	Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2003 and the year then ended;

•	Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

•	Received from Symonds, Evans & Company, P.C. written affirmation of their independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

The Committee recommended, based on the review and discussion summarized above, that the Board of Director’s include the audited consolidated financial statements in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

AUDIT COMMITTEE
Gary L. Hoffman, Chair
Gary L. Capps
Ryan R. Patrick

INDEPENDENT AUDITOR

Symonds, Evans & Company, P.C. (“Symonds”) served as the Company’s independent auditors for the fiscal year ended December 31, 2003. A representative of Symonds will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires. Aggregate fees billed to the Company by Symonds, Evans & Company P.C. for the fiscal years ended 2003 and 2002 were as follows:

	Fiscal year ended
	2003	2002
Audit fees	$63,792	$51,550
Audit-related fees	36,575	9,500
Tax fees	5,165	9,696
All other fees	20,389	4,105
Total fees	$125,921	$74,851

Audit Fees

Audit fees related to the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years.

Audit-Related Fees

Audit-related fees related to 2003 included fees for auditing the Company’s 401K Profit Sharing Plan and due diligence and review as related to acquisition of Community Bank of Grants Pass. Audit-related fees related to 2002 were primarily attributed to auditing the Company’s 401K Profit Sharing Plan.

Tax Fees

Tax related fees in both 2003 and 2002, were primarily for work related to Company estimated payments and tax returns.

All Other Fees

All other fees related to 2003 included various issues including research and discussions as related to Sarbanes Oxley and FDICIA requirements. All other fees related to 2002 included consultation on miscellaneous issues.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee consists of three or more directors who are determined to be independent as defined by the NASDAQ Listing Standards. All Directors except Moss currently serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter which is available to shareholders on the Company’s website at www.BOTC.com

The Committee provides assistance to the Board by identifying qualified individuals as prospective Board members. The Committee recommends to the Board the director nominees for election at the annual meeting of shareholders. The Committee recommends to the Board the director nominees to fill interim director vacancies. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of directors.

Shareholder Communication with the Board of Directors

The Nominating and Corporate Governance Committee is responsible to implement a process whereby shareholders may recommend director candidates to the Nominating Committee, consistent with regulations promulgated by SEC and exchange requirements. The Committee will evaluate and assess all prospective nominees under the same deliberative process. Shareholder recommendations will receive neither more nor less priority or attention within this deliberative process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. The shareholder must include sufficient information as to qualifications and background to establish credibility of the candidate. The Committee requires evidence that candidate qualifications meet the criteria and considerations as outlined in the Nominating Committee Charter or as published by the Company from time to time. Deadline for receipt of such recommendations is no later than November 15, 2004. Refer to the Nominating and Corporate Governance Charter at the Company’s Web site www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the board of directors.

CODE OF CONDUCT

The Company has adopted a written Code of Conduct that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct mandates accountability for adherence to the Code, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board of Directors is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code reasonably deters wrongdoing by directors, officers and employees. The Code includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code for Directors or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2003, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.6 million, which represented approximately 2.6% of the Company’s consolidated stockholders’ equity at that date.

James E. Petersen, a director and stockholder of the Company, is a partner in the law firm of Karnopp Petersen LLP, and serves as general counsel to the Company and the Bank.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s Common Stock file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2003, and written representations from certain reporting persons, the Company believes that all reporting persons made all required Section 16 filings with respect to 2003 on a timely basis, with the exception of two Form 4’s that were filed one business day late. The transactions involved were a purchase of 1,000 shares and one sell transaction of 1,050 shares.

INFORMATION AVAILABLE TO SHAREHOLDERS

The Company’s 2003 Annual Report including Form 10-K is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or Email cascades@botc.com.

Information available on Company’s website: All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investor Information” on the left side of the screen). Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon, 97701 no later than November 15, 2004. Any such proposals shall be subject to the requirements of the proxy rules adopted under the 1934 Exchange Act.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

The cost of solicitation of proxies will be borne by Cascade Bancorp. In addition to solicitation by mail, employees of the Company may request of shareholders the return of proxies personally, or by mail, telephone or fax. Cascade Bancorp will, upon request, reimburse brokers or other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and obtaining authorization from beneficial owners of the Company’s stock to execute proxies.

By Order of the Board of Directors

Gregory D. Newton
SECRETARY

Bend, Oregon
March 19, 2004

Appendix A

CASCADE BANCORP
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the corporation. The purpose of the Committee is to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit effort of the Corporation’s independent accountants and internal auditing department.

•	Maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. Each member of the Committee will be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member. A director is independent when they are not an officer or employee of the company or its subsidiaries or any other individual having a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities. All other definitions and requirement of independence noted in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards will be adhered to. All members shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

The Board will also appoint a nonvoting management representative. This individual must have sufficient knowledge of the operations of the Corporation and its affiliates to act as an interface between the auditors, examiners, management, and the Committee. This individual will usually be the Chief Operating Officer of the Corporation.

The Board shall elect the members of the Committee annually. Unless a Chair is elected by the full Board or appointed by the Board Chairman, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

The Committee shall meet four times annually, or more frequently as circumstances dictate.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

1.	Update and review this Charter at least annually.

2.	Shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. This Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

3.	Submit the minutes of all meetings of the Audit Committee to, or review the matters discussed at each committee meeting with the Board of Directors.

4.	Review with the independent auditors, the company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls, and elicit any recommendations for the improvement of such internal control procedures or areas where new or more detailed controls or procedures are desirable.

5.	Inquire of management, the internal audit manager and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

A-1

6.	Review the adequacy of the Company’s systems of internal controls and programs designed to ensure compliance with applicable laws and regulations.

7.	Review all regulatory examinations and their responses. This review is expected to ensure that appropriate action is being taken to address all issues.

8.	Establish procedure to receive and respond to complaints regarding accounting, internal accounting controls or auditing matters as required by the Sarbanes-Oxley Act of 2002.

Independent Accountant

9.	The Audit Committee has ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement). Compensation and discharge of the independent accountant selected to audit the financial statements of the Corporation and its subsidiaries shall be managed by the Committee.

10.	Obtain a formal written statement delineating all relationships between the accountant and the Company. The Audit Committee shall confirm the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant. Any non-audit services provided by the accountant must be pre-approved by the Audit Committee and must not be included in the list of non-audit services not allowed by regulation or statute.

11.	Review the scope and the plan of the independent accountant’s audit.

12.	Review the financial statements contained in the annual report to shareholders with management prior to issuance.

13.	Review with management, the independent accountant and the Committee the quarterly financial statements and press release prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review. It is a corporate requirement that prior to filing any SEC financial reporting it must be reviewed by the independent accountant and at least two of the following executives: CEO, CFO, or COO. General counsel may review at Audit Committee option.

14.	Provide sufficient opportunity for the internal auditor and independent accountant to meet with the members of the audit committee without members of management present. Among the items to be discussed are the independent auditor’s evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

15.	In regards to the annual audit of the Company’s financial statements, receive communication from the independent accountant concerning matters to be discussed with the Committee in accordance with Statement on Auditing Standards No. 61, as amended.

Internal Audit

16.	Review and concur in the appointment, replacement, reassignment or dismissal of the Internal Audit Manager.

17.	Review the internal audit function including the independence and authority of its reporting obligations, and the proposed audit plans for the coming year to assure completeness of coverage and effective use of audit resources.

18.	Review the audit scope and selection process of any third party engaged to complete specialized audits at the Committee meeting following the contracting of the audit.

19.	Receive and review summary of findings, including scope, from completed internal audits.

20.	Periodically review progress on proposed internal audit plans or schedules.

21.	Annually provide input for performance evaluation of the Internal Audit Manager.

Audit Committee Chair

In instances of time constraints, the Audit Committee Chair may authorize Committee approval of items not yet submitted to the Committee. Item will be submitted at the next Audit Committee meeting for full Committee approval.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

1100 N.W. WALL STREET BEND, OREGON 97701

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Cascade Bancorp, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CBANC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASCADE BANCORP

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

						For All	Withhold All	For All Except
1.	ELECTION OF DIRECTORS: (The Board of Directors recommends a vote “FOR” all nominees listed below)
						☐	☐	☐	____________________________________

	NOMINEES:	01)	Gary L. Hoffman
		02)	Patricia L. Moss
		03)	Henry H. Hewitt

2.	To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

				Yes	No					Yes	No

Please indicate if you plan to attend this meeting				☐	☐		Please indicate if you would like to keep your vote confidential under the current policy			☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

PROXY

CASCADE BANCORP 1100 N.W. WALL STREET BEND, OREGON 97701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoints GARY L. CAPPS and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club 61045 Country Club Drive, Bend, Oregon, on April 27, 2004, at 5:30 p.m. PDT, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1)

Please sign exactly as the name appears on the reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, then please sign in the entity name by authorized person.